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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                         OF ARTICLES OF INCORPORATION OF

                                    qad, inc.

          PAMELA M. LOPKER and KARL F. LOPKER do hereby certify that:

     1. That are the President and Secretary, respectively, of qad.inc., a California corporation (the "Corporation").

     2. Article I of the Articles of Incorporation of this Corporation is hereby amended to read as follows:

          The name of the corporation is QAD, INC.

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors of this Corporation.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of voting shares of the Corporation is 10,494,981. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     I further declare, under penalty of perjury, under the laws of the State of California, that the matters set forth in this Certificate are true and correct of my own knowledge.


Dated:   May 22, 1996


                                             /s/ Pamela M. Lopker
                                             ----------------------------
                                             PAMELA M. LOPKER,
                                             President




                                             /s/ Karl F. Lopker
                                             ----------------------------
                                             KARL F. LOPKER,
                                             Secretary